Exhibit 99.2

BINDING TERM SHEET

COMPANY:

ZC TOP APPAREL MANUFACTURING INC. is the biggest apparel manufacturer in Mindanao. The company is engaged in international export and local manufacturing distribution. Its factory is located within the Zamboanga City Special Economic Zone Authority – a tax- free zone where other local and international companies are also based. The Company has been in operation for five (5) years through its subsidiary Zamtees Garments and Advertising. It caters both local and international clients and is engaged in E-commerce through

Lazada, Shoppee and other online marketplaces.

INVESTOR	ANSHU BHATNAGAR Chief Executive Officer Verus International, Inc. 9841 Washington Blvd., Suite 390 Gaithersburg MD 20878 Telephone No. (301) 329-2700
AMOUNT OF INVESTMENT	100,000.00 USD at closing. Up to additional $300,000 as required.
EQUITY PERCENTAGE OFFERED	Fifty one percent (51%)
TYPE OF SECURITIES OFFERED	Ordinary shares – SEED
EXISTING CAPITAL STRUCTURE	Ordinary shares - Founders 100% Ordinary shares – SEED 0% Preferred shares 0% Total 100%
DIVIDENDS	51% % noncumulative, payable if and when declared by the Board of Directors
CONVERSION	N/A
ANTIDILUTION

The terms of the “Ordinary Shares – SEED” will contain standard “weighted average” anti-dilution protection with respect to the issuance by the Company of additional securities, subject to standard and customary exceptions.

VOTING RIGHTS	On all matters submitted for stockholder approval, each share of “Ordinary Shares – SEED” shall be entitled to such number of votes in relation to the total number of outstanding ordinary shares.
LIQUIDATION PREFERENCE

The holders of “Ordinary Shares – SEED” shall have equal preference with other shareholders when it comes to liquidation. For purposes of this section, a merger, consolidation, sale of all or substantially all of the Company's assets, or other corporate reorganization shall constitute a liquidation, unless the holders of at least a majority of the holders of the ordinary shares vote otherwise.

BOARD OF DIRECTORS	Investor assigns two (2) director. Investee assigns one (1) director.
AFFIRMATIVE COVENANTS

While any “Ordinary Shares – SEED” is outstanding, the company will:

a)  maintain adequate property and business insurance.

b)  comply with all laws, rules, and regulations.

c)  preserve, protect, and maintain its corporate existence; its rights, franchises, and privileges; and all properties necessary or useful to the proper conduct of its business.

d)  submit all reports required under the Internal Revenue Code and the regulations promulgated thereunder.

e)  cause all key employees to execute and deliver noncompetition, non-solicitation, non-hire, nondisclosure, and assignment of inventions agreements for a term of their employment with the Company plus one year in a form reasonably acceptable to the Board of Directors.

f)  not enter into related party transactions without the consent of a majority of disinterested directors.

FINANCIAL STATEMENTS AND REPORTING

The Company will provide all information and materials, including, without limitation, all internal management documents, reports of operations, reports of adverse developments, copies of any management letters, communications with shareholders or directors, and press releases and registration statements, as well as access to all senior managers as requested by holders of “Ordinary Shares – SEED”. In addition, the Company will provide such holders with unaudited monthly and quarterly and audited yearly financial statements, as well as an annual budget.

REDEMPTION

Commencing with the date that is five years from the date of closing and on each one-year anniversary of such date thereafter, holders of at least a majority of the then issued and outstanding shares of “Ordinary Shares – SEED” may request the Company to redeem their shares at a price equal to the original purchase price for such shares plus any declared but unpaid dividends, with 1/2 of the shares to be redeemed on such redemption date, and the remaining 1/2 on the date that is one year from such date.

RIGHT OF FIRST REFUSAL	Holders of “Ordinary Shares – SEED” shall have a pro-rata right to participate in subsequent stock issuances.
RIGHT OF FIRST REFUSAL AND COSALE

In the event that any of the Founders and existing executive management propose to sell their stock to third parties, the Company shall have the first right to purchase the securities on substantially the same terms as the proposed sale; the “Ordinary Shares – SEED” holders shall next have said right according to respective percentage ownership of such shares or to sell proportionate percentage pursuant to cosale rights. Such rights shall terminate upon a Qualified Public Offering.

OTHER PROVISIONS	The purchase agreement shall include standard and customary representations and warranties of the Company, and the other agreements prepared to implement this financing shall contain other standard and customary provisions. Definitive agreements will be drafted by Investors counsel. This term sheet is intended by the parties to be nonbinding. Company shall indemnify Investor of liabilities prior to closing.
EXPENSES

The Company will reimburse the holders of “Ordinary Shares – SEED” for reasonable legal fees in connection with the transaction, payable at closing and only in the event that the transactions contemplated by this term sheet are consummated, up to a limit of

$500.

CONDITIONS TO CLOSING

Closing shall be subject to the standard and customary conditions, including the completion of due diligence and the delivery to the investors of a legal opinion of counsel to the Company, regarding standard and customary matters and satisfactory to the Investors and their legal counsel.

NO SHOP

For 30 days, the Company will not solicit, encourage or accept any offers for the acquisition of Company capital stock (other than equity compensation for service providers), or of all or any substantial portion of Company assets.

The terms in this term sheet are legally binding between the parties.

ZC TOP APPAREL MANUFACTURING, INC.

By:	/s/ Ronald Ian Bilang
Name:	Ronald Ian Bilang
Title:	Chief Executive Officer
Date:	April 3, 2020

VERUS INTERNATIONAL, INC.

By:	/s/ Anshu Bhatnagar
Name:	Anshu Bhatnagar
Title:	Chief Executive Officer
Date:	April 3, 2020